EXHIBIT 23.2





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                                  EXHIBIT 23.2


                        [Arthur Andersen Letterhead]


To the management of
Chicago Bridge & Iron Company  N.V.
P.O. Box 74658
1070 BR Amsterdam
The Netherlands

Dear Sirs:

As independent public accountants with respect to Chicago Bridge & Iron Company N.V., we hereby consent to the use of our audit report, addressed to the shareholder of Chicago Bridge & Iron Company N.V. in respect to the December 31, 1996 balance sheet and to all references to our Firm included in or made part of this Registration Statement on Form S-8 dated April 2, 1997.

It should be noted that we have not made an examination of any financial statements of Chicago Bridge & Iron Company N.V. as of any date or for any period subsequent to December 31, 1996, the date of the latest financial statements covered by our report.

Very truly yours,

/S/  ARTHUR ANDERSEN & CO.

Amsterdam,
April 2, 1997